(11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

EDAC TECHNOLOGIES CORPORATION

                                              Three Months Ended
                                                   March 31
                                            ----------------------
                                               1996        1995
                                            -----------  ---------
Primary:
  Average shares outstanding                 3,653,540   3,595,539
  Net effect of dilutive stock
   options based on the
   treasury stock method using
   average market price                        111,764     120,456
                                            ----------  ----------

                     TOTALS                  3,765,304   3,715,995
                                            ==========  ==========

        Net income                          $   58,148  $   98,786
                                            ==========  ==========

        Net income per share                $     0.02  $     0.03
                                            ==========  ==========

Fully diluted:
  Average shares outstanding                 3,653,540   3,595,539
  Net effect of dilutive stock
   options based on the
   treasury stock method using
   quarter end market price
   if higher than average
   market price                                119,716     124,708
                                            ----------  ----------

                     TOTALS                  3,773,256   3,720,247
                                            ==========  ==========

        Net income                          $   58,148  $   98,786
                                            ==========  ==========

        Net income per share                $     0.02  $     0.03
                                            ==========  ==========

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